Exhibit 23.5

May 4, 2020

UCLOUDLINK GROUP INC.

Room 2118-2119, 21/F, One Pacific Centre

414 Kwun Tong Road, Kwun Tong

Kowloon, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of UCLOUDLINK GROUP INC. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

*            *             *

Sincerely yours,

/s/ Hong Ni
Name: Hong Ni

[Signature Page to Consent of Independent Director]